Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Madison Square Garden Company:

We consent to the incorporation by reference in the registration statement (No. 333-207183) on Form S-8 of The Madison Square Garden Company of our reports dated August 17, 2017, with respect to the consolidated balance sheets of The Madison Square Garden Company as of June 30, 2017 and 2016, the related consolidated statements of operations, comprehensive income (loss), cash flows, and equity and redeemable noncontrolling interests for each of the years in the two-year period ended June 30, 2017, and the combined statements of operations, comprehensive income (loss), cash flows, and equity and redeemable noncontrolling interests of The Madison Square Garden Company (a combination of the sports and entertainment businesses and certain other assets) for the year ended June 30, 2015, and the related consolidated and combined financial statement schedule and effectiveness of internal control over financial reporting as of June 30, 2017, which reports appear in the June 30, 2017 annual report on Form 10-K of The Madison Square Garden Company.

Our report dated August 17, 2017, on the effectiveness of The Madison Square Garden Company’s internal control over financial reporting as of June 30, 2017, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of The Madison Square Garden Company’s internal control over financial reporting as June 30, 2017, the TAO Group Holdings LLC’s internal control over financial reporting associated with total assets of $435.2 million (of which $325.8 million represents goodwill and intangibles included within the scope of the assessment) and total revenues of $34.3 million included in the consolidated financial statements of The Madison Square Garden Company and subsidiaries as of and for the year ended June 30, 2017. Our audit of internal control over financial reporting of The Madison Square Garden Company also excluded an evaluation of the internal control over financial reporting of TAO Group Holdings LLC.

/s/ KPMG LLP

New York, New York
August 17, 2017